CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Global Multi Strategies Fund:

We consent to the use of our report dated July 18, 2013, with respect to the consolidated financial statements and consolidated financial highlights of Oppenheimer Global Multi Strategies Fund, incorporated by reference herein, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
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KPMG LLP

Denver, Colorado

September 24, 2013